EXHIBIT 11.  COMPUTATION OF PER SHARE EARNINGS

The computation of net income per share for the three and six months ended June
30, 1995 and 1994 is as follows:   (000's omitted except per share data)

                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                         JUNE 30                  JUNE 30
                                       (UNAUDITED)              (UNAUDITED)
                                      1995       1994         1995       1994
                                   ---------  ---------   ----------  --------
PRIMARY
Net income                         $  13,894  $   5,245   $   30,928  $ 13,609
Add:  Adjustments to net income
     net of tax, related to
 convertible debentures                  122         --           --        --
                                   ---------- ---------   ----------  --------
   Adjusted net income                14,016      5,245       30,928    13,609
                                   ========== =========   ==========  ========

Average common shares outstanding     28,824     21,575       28,337    21,398
Dilutive common equivalent shares
  issuable upon the exercise of
  options currently outstanding to
   purchase common shares                748        508          796       514
Conversion of Debentures               1,520         --           --        --
                                   ---------- ---------   ----------  --------
                                      31,092     22,083       29,133    21,912
                                   =========  =========   ==========  ========
Net income per share               $    0.45  $    0.24   $     1.06 $    0.62
                                   =========  =========   ==========  ========

FULLY DILUTED

Net income                         $  13,894  $   5,245   $   30,928  $ 13,609
Add: Adjustments to net income
   net of tax, related to
   convertible debentures              2,216         --        7,214        --
                                   ---------- ---------   ----------   --------
   Adjusted net income                16,110  $   5,245       38,142  $ 13,609
                                   ========== =========   ==========   ========

Average common shares outstanding     28,824     21,575       28,337    21,398
Dilutive common equivalent shares
  issuable upon the exercise of options
   currently outstanding to purchase
   common shares                         749        508          796       514
Conversion of Debentures               7,028         --        7,028        --
                                   ---------- ---------   ----------  --------
                                      36,601     22,083       36,161    21,912
                                   ========== =========   ==========  ========
Net income per share                $   0.44   $   0.24      $  1.05    $ 0.62
                                   ========== =========   ==========  ========

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